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                                                                   EXHIBIT 10.32


                      [SOFTBANK SERVICES GROUP LETTERHEAD]



August 25, 1997



Mr. Lee Waters
9736 Ascot Drive
Omaha, NE 68114

Dear Lee:

On behalf of Mark Briggs and the 2,000 associates at SOFTBANK Services Group, we want to welcome you to our company. It is our hope that you will find your experience with us both professionally rewarding and personally enjoyable.

SOFTBANK Services Group is the world's leading outsourcing provider of direct sales, customer service and technical support service to the high technology industry. Our mission is to make it easier for our clients to acquire, service, support and retain their customers. We believe you can make a significant contribution towards achieving our goals.

To confirm the terms of your employment, I would like to reiterate the details of our verbal offer to you.

POSITION:           Executive Vice President responsible for all Client Process
                    Teams (see attached) and Inside Sales Teams

REPORTS TO:         Mark Briggs,
                    President and CEO

SALARY:             $160,000.00 Annually, paid on a bi-weekly basis

ANNUAL BONUS:       $40,000.00 Annual Bonus Potential


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                         [SOFTBANK SERVICES GROUP LOGO]


STOCK OPTIONS:      We have proposed 100,000 stock options in your name to be
                    exercised accordingly 25% over a four year period. This right of ownership in SOFTBANK Services Group is designed as another incentive for our continued long term relationship.
                    This issuance of stock options is offered at $2.50 per share. This benefit is pending approval by the Options
                    Committee and Board of Directors for issuance. Future options may be offered and the price may change as granted by the Option Committee and adopted by the Board of Directors Pending approval, the stock option agreement will be forthcoming.

RELOCATION:         O    One house hunting trip for you and your spouse covering
                         your hotel, rental car and airfare for a maximum of 5 days.

                    O Up to $20,000.00 toward closing costs associated with selling of current residence and the purchasing of a new residence.

                    O The packing and transportation of household belongings by a national moving company. Unpacking of boxes is not provided.

                    O Temporary living accommodation for a total of two (2) months.

                    O We will also "gross up" all applicable relocation expenses for tax purposes according to guidelines established by our Finance Department.

                    O We will guarantee a bridge loan for the purchase of your new home.

                    O If you are faced with duplicate mortgage payments, we will pay your lowest mortgage payment for three (3) months.

START DATE:         September 1, 1997


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                            [SOFTBANK SERICES GROUP LOGO]


FRINGE              Our comprehensive fringe benefits are effective the first of
BENEFITS:           the month after two months of employment. Our plans are
                    designed on a cost-shared basis and give you choices depending on your personal situation. An overview of our benefit package is outlined below.

                    MEDICAL INSURANCE - SOFTBANK Services Group contributes toward the premium for health care coverage. Associates who choose to participate in the company's health insurance plan will also be asked to contribute toward the monthly premium. You are eligible to receive health insurance on the first day of the month after you have completed your sixty-day introductory period.

                    DENTAL INSURANCE - SOFTBANK Services Group will make a contribution toward the premium and associates will be asked to contribute toward the premium difference. You are eligible to receive dental insurance on the first day of the month after you have completed your sixty-day introductory period.

                    ASSOCIATE LIFE INSURANCE / ACCIDENTAL DEATH & DISMEMBERMENT (AD&D)- The company pays for a term life insurance policy equivalent to one times your annual base compensation up to a maximum of $100,000. The AD&D policy allows for an additional one times your annual base compensation.

                    401k PLAN - This voluntary plan provides a SOFTBANK company match of 25% up to 4% of the associate's contribution. Each associate is eligible the first of the quarter after 12 months of employment. The maximum associate contribution is 15% (up to the Federal allowable maximum) of total compensation.

                    LONG TERM DISABILITY POLICY - SOFTBANK pays for a long term disability policy for all of our associates. This benefit compensates a disabled associate after 180 days of disability. This program is in addition to the short term disability program that is cost shared with the associate.

                    SUPPLEMENTARY DISABILITY PAY - This program supplements your short term disability policy to afford you 80% of your regular compensation for eight weeks after a one week waiting period, plus one (1) additional week for every year of service on or after an associate's three year anniversary not to exceed twelve (12) weeks.


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                         [SOFTBANK SERVICES GROUP LOGO]


                    VACATIONS - SOFTBANK believes in rewarding an associate for long term commitment and has set up a progressive vacation schedule as outlined in our associate handbook.

                    SABBATICAL - SOFTBANK believes in a long term commitment to and from its associates. As a company benefit, upon crossing your fifth year anniversary date, an associate may apply for a sabbatical of four successive weeks additional vacation, to be used within a 24 month period of time.

                    This benefit is designed as a perk so that an associate maintains a holistic life perspective. To be eligible for this benefit, an associate must apply for the sabbatical prior to the requested date and must adhere to the guidelines of the program.

                    PROFIT SHARING - 10% of the annual post tax profits earned by the company will be shared with all full time associates hired prior to September 1 and employed as of December 31 of the plan year.

All benefits outlined herein are governed by the specific plan description or applicable program parameters.

We also offer a variety of company sponsored benefits which are described in the Company Associate Handbook, which you will receive during your new hire orientation. You are more than welcome to review these additional benefits prior to accepting this offer. Please let me know and I will make the handbook available to you prior to your start date, if desired.

Our offer of Employment is extended on an "at will" basis which is for no specific period of time. As a result, either you or SOFTBANK are free to separate your employment relationship at any time for any reason, with or without cause. This is the full and complete agreement between us on this term. Although your position responsibilities, title, position location, compensation and benefits, as well as SOFTBANK's policies and procedures, may change from time to time; the "at will" nature of your employment may only be changed in express writing signed by you and the President of the Company. Except for what appears in this letter, no other statements or representations should be relied upon by you in accepting employment with SOFTBANK.

Also enclosed in this package is our confidentiality/non-compete agreement. Your signing of this agreement in addition to providing the legally required proof of identity and authorization (I-9 form) to work in the United States are conditions of this offer and employment. Although, there are several documents that can be supplied to complete your I-9 form, the most common forms of identification are a picture ID drivers license and a social security card. Please bring these with you to your new hire orientation.


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                         [SOFTBANK SERICES GROUP LOGO]


Lee, we believe this offer is comprehensive and recognizes your considerable skills, knowledge and abilities. We are confident that you will find SOFTBANK to be a company where you can prosper, grow and make a significant contribution to the overall success and future of the organization. The SOFTBANK team is looking forward to a meaningful working relationship with you. Should you have any questions regarding any information contained in this offer letter, please feel free to contact either myself at (716) 871-2104 or Joanne Biltekoff at 871-7631.




SINCERELY,


/s/ CHERYL R. SCHILTZ

Cheryl R. Schiltz
Employment Manager

A reply to this offer must be received by SOFTBANK no later than Monday, September 8, 1997.

I am accepting this offer of employment from SOFTBANK and agree to the terms and conditions as outlined herein.



----------------------------------------      ----------------------------------
               Lee Waters                                    Date


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RELOCATION PROGRAM

We will reimburse you for all reasonable relocation costs. An outline of those costs are listed below.

O Remember to keep all receipts for reimbursable items, which must accompany your check request form when you submit your expenses. (All expenses must be submitted to Human Resources within 30 days from your new location start date.) Alcoholic beverages and tobacco products are not reimbursable items.

O We will provide a moving company (Wilson/North American - Barbara - 716-826-3555) to move your belonging and automobiles (1 per associate or 2 per family) that are necessary. You may also elect to use a "Ryder" truck, if appropriate. The company will pay this cost directly. SOFTBANK Services Group will make the arrangement for our relocation company to contact you, if you desire.

O    We will reimburse up to $50.00 total for the transportation of any pets.

O The reimbursement of airfare - (all reservations must be made through our Travel Desk.)

O    Auto mileage (if appropriate) is calculated at $.29 cents.

O    Temporary Housing - See offer letter.

O Rental car up to one week provided that the associate's car is in transit from their previous residence. (This must be arranged by our Travel Desk.)

O Utility hookup charges (This does not apply to deposits - there is a $200.00 maximum)

O Department of Motor Vehicles, re-registering of automobiles up to $150.00 one-time reimbursement per family.

O    Any lost security deposits for current housing up to two (2) months.

O    Reimbursement of one fact-finding trip to the new site. (See offer letter)


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                             SOFTBANK SERVICES GROUP
                               ASSOCIATE AGREEMENT

     In consideration of my employment by Softbank Services Group I am entering into this Agreement

     I agree to the following:

1. COMPETITIVE RELATIONSHIPS: While working at Softbank Services Group and/or for a period of one (1) year following the termination of my employment with Softbank Services Group, I will not directly or indirectly; (i) own or operate any business which competes in any way with the business of Softbank Services Group; or (ii) accept employment or contract with any competitor of Softbank Services Group to perform the same or similar services for any Softbank Services Group client to which I was assigned during the one (1) year period immediately preceding the date of termination of my employment with Softbank Services Group.

2. CLIENT RELATIONSHIPS: I will not, directly or indirectly, for a period of one (1) year from the date of termination of my employment with Softbank Services Group, accept employment or a contractor position with any Softbank Services Group client to which I was assigned during the one (1) year immediately preceding the date of termination of my employment with Softbank Services Group.

3. EMPLOYMENT RELATIONSHIPS: I will not, directly or indirectly, during the term of my employment with Softbank Services Group and for a period of one
     (1) year following the date of termination of my employment with Softbank Services Group, solicit, hire or recruit any Softbank Services Group employee to provide services for any organization rather than Softbank Services Group.

4. CONFIDENTIAL INFORMATION: I will not, directly or indirectly, during the term of my employment with Softbank Services Group and after the termination of my employment with Softbank Services Group, disclose to anyone any client or customer lists, trade secrets, price lists, credit card numbers or other proprietary or confidential information relating to Softbank Services Group or its clients obtained by me during my employment with Softbank Services Group. I will not directly or indirectly inappropriately use Softbank Services Group's clients' databases, product offers, and/or proprietary computer systems for personal gain or use.

5. DEVELOPMENTS/IMPROVEMENTS: All ideas, inventions, trademarks, copyrights and other developments or improvements conceived by me, alone or with others, during the term of my employment, whether or not during working hours, that are within the scope of Softbank Services Group's business operations or that relate to any company work or projects, are the exclusive property of Softbank Services Group. I agree to assist the company, at its expense, to obtain patents on any such patentable ideas, inventions, trademarks, and other developments, and agree to execute all documents necessary to obtain such patents in the name of the company.

6. REPAYMENT OF ADVANCES: I agree in the event I owe Softbank Services Group any sum at the time of my termination, Softbank Services Group may deduct the sum owed by me from my compensation or severance pay.